Exhibit 21.1


                           SUBSIDIARIES OF REGISTRANT
                                                      State or
Entity Name                                           Country             %Owned
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Crown Pointe, Inc.                                   California             100%
Gainesville Outlet Mall, LLC                           Nevada               100%
Gainesville Partners, LLC                              Nevada               100%
Gainesville Property, LP                               Texas                100%
Greenbriar Financial Corporation                       Nevada               100%
Kellway Corporation                                    Texas                100%
King City Retirement Corporation                       Oregon               100%
Mesquite, LLC                                          Nevada                60%
Real Estate Investors, LLC                             Nevada               100%
Retirement Real Estate, Inc.                           Nevada               100%
Senior Living Management, Inc.                         Nevada               100%
Senior Living Management Payroll Company               Texas                100%
Senior Property Management, Inc.                       Nevada               100%
SLM-Crown Pointe, Inc.                                 Nevada               100%
SLM-Oak Park, Inc.                                     Nevada               100%
Villa Residential Care Homes - Arlington I, LP         Texas                 49%
Wedgwood Retirement Inns, Inc.                       Washington             100%
Wedgwood Terrace, Inc.                                 Nevada               100%
Windsor Group, LLC                                 South Carolina           100%
Windsor House Greenville, LLC                      South Carolina           100%